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                                                                  EXHIBIT 10.24


                            MEMORANDUM OF AGREEMENT
                                   between
               iBASIS INC. 20 Second Avenue, Burlington, MA 01803
                                     and
          NetSpeak Corporation 902 Clint Moore Rd, Boca Raton, FL 33487


Purpose

The purpose of this Memorandum of Agreement is to define the elements of a strategic partnership relationship between NetSpeak and iBasis (hereinafter referred to as "the Parties") at a sufficiently detailed level to commence a commercial and operational engagement/agreement. The terms of the Memorandum of Agreement will address:

(i) Purchase and Deployment of NetSpeak technology and solutions in the iBasis network for the purpose of offering value-added IP services.

(ii) Establish a process for strategically aligning the evolution of NetSpeak product development and support processes with the evolving needs of iBasis's network based service offers.


Scope

- iBasis will deploy NetSpeak's Call Management Software for supporting its network and back-office operations.

- All generally available commercial NetSpeak products and product components will be available to iBasis for downstream use by all iBasis customers regardless of geographic location or existing relationship between such customers and the Parties. These end user customers will include, but not be limited to, service providers who interconnect with the iBasis network for the purpose of originating or terminating telephone traffic.

- NetSpeak will provide a dedicated resource to support iBasis. This resource will be available on site, for the purpose of assisting in the network deployment of NetSpeak software, and for the development of new services.

   - The above mentioned resource will be assigned with a minimum commitment of US$1 million in purchases from NetSpeak for the first 12 months of the engagement.

   - Such resources will be made available in subsequent 12 month periods so long as purchases equal or exceed US$1 million.

- Custom development work required to facilitate the deployment and operation of the iBasis network will be done on a contract basis at a cost to be mutually agreed upon by the Parties.

   - Fixes and code changes enhancing network or solution efficiency will be covered under the NetSpeak maintenance and support agreement. Such fixes and enhancements may be performed by an on-site dedicated resource.

- NetSpeak will co-market iBasis termination and egress capabilities along with it's own offers to ITSPs. NetSpeak will position iBasis as its preferred partner for such services.



                     NetSpeak Proprietary and Confidential

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-  NetSpeak will engage in joint development, planning and offer trials with
   iBasis. These activities will reflect the strategic and mutually supportive partnership between the parties, but also recognize that the parties continue to be independent entities in relation to the Memorandum of Agreement. These activities will proceed in any instance by mutual agreement and the Parties will establish a process for defining, agreeing to and reviewing such activities. In addition, iBasis will be offered the ability to participate in all current and future NetSpeak beta programs.

MARKETING AND SALES

- The Parties will develop profiles of origination and termination partners to whom NetSpeak can co-market iBasis backbone and termination services. In support of this, iBasis will provide NetSpeak with sales collateral and rate sheets.

- NetSpeak and iBasis will create a press release co-incident with the signing of a formal agreement announcing the Parties' strategic relationship, subject to legal restrictions.

- NetSpeak and iBasis will seek additional press and public relations opportunities.

- NetSpeak and iBasis will jointly participate in at least one trade show annually. Such joint participation will be agreed upon on an annual basis and costs will be equitably shared.

- iBasis will have the ability to private label the NetSpeak WebPhone client software as needed. NetSpeak will customize WebPhone client documentation and training support materials to support iBasis branding efforts for a fee to be mutually agreed by both Parties.

JOINT DEVELOPMENT AND PLANNING

- The Parties will schedule and conduct joint reviews of NetSpeak product direction on a quarterly basis to provide iBasis the opportunity to critique and input to the NetSpeak product release planning. NetSpeak will make a good faith attempt to accommodate iBasis input, to the extent that this is consistent with the achievement of its overall business needs and priorities in the general market.

- NetSpeak will at it's discretion perform joint offer development and testing with iBasis provided that this work is also consistent with NetSpeak overall product direction, that NetSpeak has resources available to adequately perform the work, and that NetSpeak's committed product release schedules are not adversely impacted. This work will be done under a professional services contract.

   In any particular engagement, the parties will create an agreement addendum which spells out how issues such as intellectual property ownership, periods for exclusivity and the right for NetSpeak to make related offers generally available in the marketplace will be dealt with.

TERMS AND PRICES FOR NETSPEAK PRODUCTS

Within 30 days of executing this agreement, NetSpeak will establish a product pricing schedule for iBasis. This schedule will be mutually agreed to by both parties and will reflect Most Favored Nation (MFN) pricing.

                   NetSpeak Proprietary and Confidential

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Upon establishing this pricing schedule, products purchased for deployment within the iBasis network, to support iBasis customer deployments, will be priced according to this schedule.

The above mentioned price schedule will be reviewed 6 months following the establishment of this agreement.

Once iBasis purchases reach a level of $1M, the iBasis discount will be updated on an ongoing basis to ensure that iBasis receives discounts no less than the greatest discount offered to any other customer for corresponding levels.

A separate pricing schedule will be established for NetSpeak products purchased by iBasis for testing, development or demonstration purposes supporting iBasis activities. These purchases will apply to iBasis volume purchases for the purpose of establishing discount levels.

NetSpeak will give iBasis 30 days advance written notice of any price increases. Within the 30 day period, iBasis can place a single order at the former price for an order value no greater than the sum of the order values placed in the 60 days preceding the date of the increase notice.

PROFESSIONAL SERVICES

NetSpeak professional services engagements will be negotiated on a per engagement basis. Such engagements will be priced commensurate with fair market value for the resources required to execute the work.

TRAINING AND FACILITIES

Training will generally be conducted at NetSpeak facilities at NetSpeak's published course prices. Training is a non-discountable service. Training and education can be scheduled at iBasis's headquarters depending on the availability of the equipment set-up to simulate training at iBasis. End User on-site training can be arranged on a case by case basis and will be charged at the same $ US rate plus travel and lodging expenses for NetSpeak training personnel. All training services contracted by iBasis will count toward the total volume purchases used to establish NetSpeak pricing and discount levels offered to iBasis. The initial 5 day training for iBasis will be provided at no charge.

(i) iBasis will send a minimum of 2 sales/marketing personnel to attend NetSpeak Sales Engineer training within a reasonable time, but no later than 60 days,

(ii) iBasis will send a minimum of 2 technical support personnel to attend NetSpeak Network Administration and Installation training within a reasonable time, but no later than 60 days, from signing the Memorandum of Agreement.

SUPPORT AND WARRANTIES

iBasis will purchase maintenance and support for the duration of the Memorandum of Agreement and subsequent formal agreement pursuant to the "Installation and Support Offering" document. Maintenance is a non-discountable service and is based on the list price offered to the customer. In the event that NetSpeak makes generally available software maintenance releases, which contain corrections or bug fixes, these will be provided to iBasis for all corresponding products that are in iBasis's inventory without charge.

                   NetSpeak Proprietary and Confidential

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Software letter releases and some software point releases are included as part of the support and maintenance agreement. New feature point releases and major releases will be priced in accordance with standard industry practice.

CHANGE OF CONTROL

This Agreement may not be assigned or delegated by either party without the prior written approval of the other party, except that either party may assign all its rights and delegate all its obligations as part of a merger, reorganization or sale of all or substantially all its assets. Within 30 days from the execution of this agreement, both parties will jointly agree upon the appropriate terms for the protection of NetSpeak and iBasis interests with regard to work product or development initiatives. Subject to the foregoing, this Agreement is binding on the parties and their successors and assigns.

CONFIDENTIALITY

All information, whether of a technical nature or otherwise, communicated by any person in connection with the Memorandum of Agreement or relationship established by the Memorandum of Agreement will be treated as confidential by the recipient in accordance with the previous signed Non-Disclosure Agreement. Each party undertakes that:

(i) it will not use such information for any purpose other than the carrying out to its responsibilities in accordance with the terms of the Memorandum of Agreement; and

(ii) it will treat the information as confidential and use the same degree of care as the Party uses for it's own confidential information of like sensitivity




NetSpeak Corporation                   iBasis

By     /s/ Mike Rich                   By /s/ Ofer Gneezy
  ------------------------               ------------------------

Name   Mike Rich                      Name Ofer Gneezy
    ----------------------                 ----------------------

Title  President & CEO                 Title   President & CEO
     ---------------------                  ---------------------

Date   8/16/99                         Date    8/16/99
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                   NetSpeak Proprietary and Confidential